Exhibit 1.1

CORVUS PHARMACEUTICALS, INC.

AMENDMENT NO. 1 TO OPEN MARKET SALE AGREEMENTSM

May 1, 2024

JEFFERIES LLC

520 Madison Avenue

New York, New York 10022

Ladies and Gentlemen:

Reference is made to the Open Market Sale AgreementSM, dated March 28, 2023 (the “Agreement”), by and between Corvus Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Jefferies LLC (“Jefferies”). The Company and Jefferies (collectively, the “Parties”) wish to amend the Agreement, pursuant to Section 8(h) of the Agreement, to reduce the aggregate offering price under the Agreement (this “Amendment”). The Parties therefore hereby agree as follows:

1. Definitions. The definition of “Maximum Program Amount” in the tenth paragraph of Section 1(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Maximum Program Amount” means Common Shares with an aggregate Sales Price of the lesser of (a) the number or dollar amount of Common Shares registered under the effective Registration Statement (defined below) pursuant to which the offering is being made, (b) the number of authorized but unissued Common Shares (less Common Shares issuable upon exercise, conversion or exchange of any outstanding securities of the Company or otherwise reserved from the Company’s authorized capital stock), (c) the number or dollar amount of Common Shares permitted to be sold under Form S-3 (including General Instruction I.B.6 thereof, if applicable), or (d) $ 8,200,000.

2. Introductory Paragraph. The reference to “$90,000,000” in the first paragraph of the Agreement on page 1 thereof shall be removed and replaced with “$8,200,000”.

3. Governing Law. THIS AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS.

4. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5. Agreement Remains in Effect. Except as provided herein, all provisions, terms and conditions of the Agreement shall remain in full force and effect. As amended hereby, the Agreement is ratified and confirmed in all respects.

Terms used herein but not otherwise defined are used herein as defined in the Agreement.

(Signature page follows)

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof; whereupon this instrument, along with all counterparts, will become a binding agreement by the Company and Jefferies in accordance with its terms.

Very truly yours,

CORVUS PHARMACEUTICALS, INC.

By:	/s/ Leiv Lea
Name:	Leiv Lea
Title:	Chief Financial Officer

The foregoing Amendment No. 1 to

the Agreement is hereby confirmed

and accepted as of the date first

written above.

/s/ Michael Brinkman
Name: Michael Brinkman
Title: Managing Director

[Signature Page to Amendment No. 1 to Open Market Sale Agreement]